EXHIBIT 10.16

MASTER LICENSE AGREEMENT

THIS AGREEMENT is by and between SurModics, Inc., a corporation of the State of Minnesota, which has an office at 9924 West 74th Street, Eden Prairie, MN 55344 (hereinafter referred to as SURMODICS), and CABG Medical, Inc., a corporation of Minnesota, which has an office at 14505 21st Avenue North, Suite 212, Minneapolis, MN 55447 (hereinafter referred to as CABG).

WHEREAS, SURMODICS is engaged in biological, chemical and technical research and has developed a body of technology and know-how, including reagents, processes, and devices which the parties believe will improve the performance of various products and processes of CABG.

WHEREAS, the technology of SURMODICS includes confidential information (including trade secrets and other know-how) which is proprietary to SURMODICS and SURMODICS is in the process of securing patent coverage for certain items of its technology, and continues to maintain the confidentiality of other portions of its technology.

WHEREAS, CABG and SURMODICS are parties to a Mutual Confidential Disclosure Agreement dated December 27, 2001 (“Prior Disclosure Agreement”).

WHEREAS, CABG may desire to acquire additional licenses under SURMODICS’ know-how and patent rights, such licenses to be added to this Master Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1.	DEFINITIONS

The following definitions apply to this Agreement and to all addenda thereto:

a. “Affiliate” means any entity which owns at least 50% of, is at least 50% owned by, or is under common (at least 50%) ownership with CABG.

b. “Effective Date” means the later of the dates on which this Agreement is signed by the parties, as indicated by the dates on the signature page hereof.

c. “Know-how” means SURMODICS’ trade secrets and other technical information relating to the surface treatment of medical devices and which SURMODICS has the right to transmit to others. Know-how includes but is not limited to information contained in pending patent applications of Patent Rights and information that is Confidential Information as defined in Paragraph 13.

d. “Licensed Products” means each of the separately sold Medical Products specifically described in Attachment B1, B2, and so forth, and which:

i. but for the license granted herein the manufacture, use or sale would infringe (or a surface treatment process employed to produce a product or a reagent used in such process would infringe) any claim of Patent Rights, or

ii. are produced through the use of SURMODICS’ Know-how.

e. “Licensed Product Effective Date” for each license granted herein shall mean the date specified in the respective Attachment B1, B2, and so forth.

f. “Manufacturer” means a non-Affiliate third party which manufactures Licensed Products for CABG pursuant to a separate agreement with CABG and subject to the execution by the Manufacturer and SURMODICS of the document entitled “Manufacturer Agreement and SurModics’ Consent” attached hereto as Attachment C.

g. Medical Products” means products that are specifically defined in Attachment B1, B2, and so forth.

h. “Net Sales” means the total actual billing for sales of Licensed Products, less the following deductions where they are applicable with respect to such billings and when separately shown on invoices:

i. discounts and promotional items actually allowed and taken;

ii. any customs duties, taxes or other governmental excise or charge upon or measured by the production, sale, transportation, delivery or use of Licensed Product and actually paid by CABG;

iii. amounts allowed or credited on rejections or returns;

iv. transportation charges prepaid or allowed.

Notwithstanding the above, if any Licensed Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, then Net Sales of that Licensed Product resulting from sales of that combination product will be calculated by multiplying the Net Sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product.

A Licensed Product shall be considered sold when it is invoiced. To assure SURMODICS the full royalty payment contemplated in this Agreement, CABG agrees that in the event any Licensed Product is sold to an Affiliate for purposes of resale, Earned Royalties for that

Licensed Product shall be computed upon the selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of CABG to the Affiliate.

i. “Patent Rights” means the patent application(s) and patent(s) identified in Attachment A hereof, together with all foreign counterparts, divisions, and continuation applications based thereon, any patent issuing on any of said applications, and any reissues or extensions based on any of such patents.

j. “Reagents” has the meaning defined in each Attachment B1, B2, and so forth.

k. “SURMODICS’ Technology” has the meaning defined in each Attachment B1, B2, and so forth.

l. “Valid Claim” means a claim of Patent Rights that has not been held invalid by a court of competent jurisdiction beyond possibility of appeal.

2.	LICENSE

a. With respect to the Licensed Product defined in each of Attachments B1, B2, and so forth, SURMODICS grants to CABG, a separate worldwide license under SURMODICS’ Patent Rights and Know-how to make, have made for it only by a properly sublicensed Manufacturer as set forth herein, use, import, and sell that Licensed Product. The license granted herein is expressly limited to the specific Licensed Products defined herein, and does not include the right to sublicense except as set forth in Paragraph 2(b) below. All licenses granted by SURMODICS to CABG under this Agreement are non-exclusive unless specifically stated otherwise for a particular Licensed Product in an Attachment B1, B2, and so forth. Additional terms of each license are set out in the respective Attachments B1, B2, and so forth. To the extent of any inconsistency between the terms set forth in the body of this Agreement and the terms set forth in Attachments B1, B2, and so forth, the terms set forth in the body of each Attachment B shall be controlling with respect to the Licensed Product defined in each Attachment B; however, the terms set forth in the body of this Agreement shall otherwise control. Each such license shall be effective as of its Licensed Product Effective Date. The licenses granted to CABG include the right for CABG to appoint third party distributors of finished Licensed Products that such distributors purchase from CABG. A properly licensed Manufacturer may also be appointed as a distributor of Licensed Products at CABG’s discretion.

b. All sublicenses by CABG to a Manufacturer shall be subject to the following terms and conditions. No sublicense shall be effective unless and until the document entitled “Manufacturer Agreement and SurModics’ Consent” attached as Attachment C has been executed by the Manufacturer, delivered to SURMODICS, and signed by SURMODICS. CABG shall be responsible for and hereby guarantees the performance to SURMODICS by each Manufacturer of all of the sublicensee obligations provided herein. Each sublicense to a Manufacturer shall terminate automatically and without notice at such time as the separate agreement between CABG and the Manufacturer expires or is terminated. Each sublicense to a Manufacturer shall terminate automatically without notice upon termination or expiration of this Agreement or the relevant license hereunder, and CABG’s agreement with the Manufacturer must so provide.

c. Subject to the license granted herein, SURMODICS shall retain all rights to the Patent Rights and Know-how. SURMODICS shall retain the right to use Patent Rights and Know-how for its own research purposes.

d. CABG shall notify SURMODICS, in advance and in writing, of the location of the production of a Licensed Product or any new location to be used for the production of a Licensed Product.

e. In the event any governmental agency in a jurisdiction materially alters or hinders or prevents enforcement of the terms or provisions of any license granted herein, SURMODICS may, at its sole discretion, immediately terminate that license with respect to such jurisdiction.

3.	MILESTONE PAYMENTS

For each license granted by SURMODICS, CABG shall make milestone payments to SURMODICS as set out in the respective Attachment B1, B2, and so forth.

4.	ROYALTIES

For each license granted herein, CABG shall pay to SURMODICS a royalty for each quarter calendar year during the term of this License Agreement which will be the greater of the royalties of Paragraphs 4(a) or 4(b).

a. Earned Royalties shall be calculated as provided for in the respective Attachment B1, B2, and so forth. Unless otherwise stated in any Attachment B1, B2, and so forth, no more than one Earned Royalty shall be paid by CABG for any Licensed Product. However, if any Licensed Product is covered by more than one Attachment B1, B2, and so forth, then the Earned Royalty rate shall be the highest rate specified for such Licensed Product.

b. Minimum Royalties shall be paid for each Licensed Product as provided for in the respective Attachment B1, B2, and so forth.

5.	ROYALTY PAYMENTS, REPORTS, RECORDS

a. During the term of this Agreement, and for each license granted hereunder, CABG will make written reports and payments to SURMODICS within forty-five (45) days after the last day of each calendar quarter ending March 31, June 30, September 30, and December 31. Each such report shall state the Net Sales, unit volumes, Earned Royalty, corrections of error in prior royalty payments, and data and calculations used by CABG to determine such payments for each of the licenses corresponding to the respective Attachments B1, B2, and so forth. Each report shall be accompanied by payment in full of the royalty due SURMODICS for that quarter. The December 31 quarterly report shall also include a nonbinding summary forecast of projected sales of Licensed Products and a nonbinding forecast of reagent usage for the next calendar year. Such reports and forecasts from CABG shall be considered Confidential Information.

b. CABG will maintain, for a period of five (5) years following each sale of Licensed Product, true and accurate records supporting the reports and payments made under this Agreement. SURMODICS shall have the right to carry out an audit of such records no more frequently than once per calendar year by an independent certified public accountant of its choice. During CABG’s normal office hours, such accountant shall have reasonable access to CABG’s offices and the relevant records, files and books of account, and such accountant shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by CABG under Paragraph 5(a). Such auditors shall be required to sign a suitable confidentiality agreement reasonably acceptable to CABG prior to conducting such audit and such auditors may disclose to SURMODICS only (i) their conclusions regarding the accuracy of royalty payments and of records related thereto, and (ii) in case of under or over payment of royalty the amount of under or over payment of royalty computed by such auditors, but such auditors shall not disclose other information to SURMODICS without the prior written permission of CABG. Such audit shall be at SURMODICS’ expense except that if an underpayment error is found for any twelve month period that exceeds 5% of the payment made to SURMODICS for that period, then CABG will bear the cost of such audit.

c. All royalties on sales of each Licensed Product to be paid to SURMODICS by CABG under this Agreement shall be paid in U.S. Dollars to SURMODICS in the United States. For the purpose of calculating Earned Royalties on sales outside the United States for any calendar quarter, CABG shall utilize the quarterly revenue for the applicable quarter as derived utilizing Generally Accepted Accounting Principles (GAAP) as calculated in U.S. Dollars, consistently applied.

d. Any sum required under U.S. tax laws (or the tax laws of any other government) to be withheld by CABG from payment for the account of SURMODICS shall be promptly paid by CABG for and on behalf of SURMODICS to the appropriate tax authorities, and CABG shall furnish SURMODICS with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable SURMODICS to support a claim for income tax credit in respect to any sum so withheld.

6.	TECHNICAL SUPPORT FEES

CABG agrees to pay SURMODICS for technical support that SURMODICS provides to CABG for CABG’s products (“Technical Support Fees”) if such technical support is provided to CABG under a mutually agreed upon written project plan. SURMODICS shall charge CABG for such support at SURMODICS’ then-standard rates. As of May 1, 2004,

SURMODICS’ standard rates for Technical Support Fees are $*** per-hour for standard-testing coating work, $*** per-hour for coating parts used in human clinical trials, and $*** per-hour for SURMODICS’ analytical chemistry services. SURMODICS may change its Technical Support Fees with forty-five (45) days advance written notice to CABG. SURMODICS shall additionally charge direct materials plus *** percent (*%). Direct materials may include expenses such as travel and special equipment, but only as mutually agreed upon in writing. SURMODICS shall invoice CABG monthly for such Technical Support Fees, and CABG shall make payment to SURMODICS within forty-five (45) days after the date of the invoice.

7.	TERM

a. Unless earlier terminated, each license herein granted shall begin upon the Licensed Product Effective Date set out in the respective Attachment B1, B2, and so forth, and shall extend for each Licensed Product so licensed until expiration of the last to expire patent of Patent Rights that covers that product or for a period of fifteen (15) years following the first bona fide commercial sale of such Licensed Product, whichever is longer.

b. Upon expiration of the full term of the license granted herein for any Licensed Product, and upon full payment by CABG to SURMODICS of all monies due under this Agreement, the license with respect to Know-how licensed herein for that Licensed Product shall be deemed paid up and non-exclusive, if any such license was exclusive.

8.	PATENTS

a. CABG shall see to it that all Licensed Products sold by CABG shall be appropriately marked with the applicable patent numbers, in conformity with applicable law. SURMODICS shall identify the patents listed in Attachment A that are applicable with respect to the coating component of each Attachment B Licensed Product.

b. SURMODICS recognizes that it is an objective of CABG to obtain patents on technology that CABG develops. CABG recognizes that a vital part of SURMODICS’ business includes licensing SURMODICS’ technology to others under SURMODICS’ patents and know-how to make, use, and sell products, and that it is an objective of SURMODICS to enable its present and future licensees to exploit patent licenses from SURMODICS to produce and sell products without interference from any patent that CABG might obtain. A purpose of this Paragraph 8 is to establish a system under which each party may accomplish its respective objective.

c. Title to all developed technology which is conceived or first reduced to practice before, during, and after the term of this Agreement and which is solely an invention of employees or agents of SURMODICS shall be in SURMODICS. SURMODICS shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

d. Title to all developed technology which is conceived or first reduced to practice before, during, and after the term of this Agreement and which is solely an invention of employees or agents of CABG shall be in CABG. CABG shall have the right to determine whether patent or other intellectual property protection will be sought for any such invention and shall be solely responsible for all costs associated with obtaining and maintaining such patent or other intellectual property protection.

e. Intentionally Omitted.

f. “CABG/SURMODICS Technology Patent” means a issued patent which contains a claim that (A) claims an invention conceived or first reduced to practice during the period from December 27, 2001 (the effective date of the Prior Disclosure Agreement), to the date of termination of this Agreement solely by one or more CABG employees or others who are required to assign inventions to CABG, and (B) is drawn to an invention for SURMODICS’ Technology (as defined in each Attachment B1, B2, and so forth), or its use, or products or processes arising from such use. Any claim that meets the criteria of both (A) and (B) above shall be considered a “CABG/SURMODICS Technology Patent Claim.” With respect to a CABG/SURMODICS Technology Patent:

i. Determination of Rights. At such time as SURMODICS becomes aware of a patent that may reasonably be construed as a CABG/SURMODICS Technology Patent, SURMODICS will send a written notice to CABG identifying the patent in question and requesting a review of such patent by the parties to determine (A) if such patent contains a CABG/SURMODICS Technology Patent Claim, and, if so, (B) whether SURMODICS or a SURMODICS licensee had substantial knowledge of the thus claimed invention as of the date of its conception by CABG, or (C) whether the alleged CABG/SURMODICS Technology Patent contained any Confidential Information of SURMODICS at the time of filing. As used in this Paragraph 8(f), “substantial knowledge” shall mean, as demonstrated by written records, the possession of knowledge which, if available as prior art to the claimed invention, would render the invention so claimed unpatentable under U.S. patent laws. CABG will not bring or maintain any legal action against SURMODICS or a SURMODICS licensee alleging infringement of such CABG/SURMODICS Technology Patent until issues (A), (B), and (C) of this paragraph have been determined and agreed upon between CABG and SURMODICS. In the event the parties can not determine and agree on such issues, either party may seek resolution through arbitration under Paragraph 24.

ii. Grant of License. SURMODICS shall have and is hereby granted a noncancelable, nonexclusive, worldwide license, with the right to sublicense, to make, have made for it, use and sell products and processes covered by each CABG/SURMODICS Technology Patent Claim, in conjunction with the use of SURMODICS’ Technology, but only to the extent that (A) such product or its manufacture or use, as of the date of issuance of such CABG/SURMODICS

Technology Patent, is also covered by any claim of any patent that SURMODICS has the right to license to others or may have licensed to others, or (B) SURMODICS can demonstrate that SURMODICS or a SURMODICS licensee had substantial knowledge of the claimed invention as of the date of its conception by CABG. In addition, if CABG discloses Confidential Information of SURMODICS in a patent application, SURMODICS shall have and is hereby granted a noncancelable, nonexclusive, worldwide license, with the right to sublicense, to make, have made for it, use, and sell products and processes covered by any resulting patent.

If SURMODICS or a SURMODICS licensee did not have substantial knowledge of the invention of an CABG/SURMODICS Technology Patent Claim as of the date of CABG’s conception of the invention so claimed, and if no Confidential Information of SURMODICS is disclosed in the application for the CABG/SURMODICS Technology Patent, then SURMODICS’ right to sublicense shall exclude the right to manufacture, use or sell Medical Products as “Medical Products” are defined in this Agreement at the date of issuance of that CABG/SURMODICS Technology Patent. However, if the application for the CABG/SURMODICS Technology Patent is filed containing SURMODICS’ Confidential Information, without the advance written permission of SURMODICS, SURMODICS’ right to sublicense shall not exclude the right to manufacture, use or sell Medical Products as “Medical Products” are defined in this Agreement.

iii. Royalties Payable by SURMODICS. In return for the license granted under Paragraph 8(f)(ii), SURMODICS will pay CABG a total of *** percent (*%) of the royalties (regardless of the number of CABG/SURMODICS Technology Patent Claims that are licensed to SURMODICS or the number of licenses involved) that SURMODICS receives from its sublicensees based on sales by its sublicensees of products that but for such sublicenses would infringe any CABG/SURMODICS Technology Patent Claim. Notwithstanding the above, if SURMODICS or a SURMODICS licensee had substantial knowledge of the invention of a CABG/SURMODICS Technology Patent Claim as of the date of conception of the invention, or the application for the CABG/SURMODICS Technology Patent is filed containing SURMODICS’ Confidential Information, then the license granted to SURMODICS for such CABG/SURMODICS Technology Patent Claim shall be considered paid-up.

g. With respect to Joint Inventions (inventions made jointly by one or more employees of each party operating under this Agreement), the parties agree that mutually acceptable patent counsel shall be retained at the mutual cost and expense of the parties to render an opinion as to the patentability thereof and to prepare, file, and prosecute such patent applications as may reasonably be required to provide protection for such inventions. The joint inventors each shall be required to assign their Joint Inventions, including all patent applications therefore and the resulting patents, if any (“Joint Patents”) to SURMODICS. SURMODICS shall immediately reassign to CABG an undivided one-half interest to the Joint Inventions, including all patent applications thereof and resulting Joint Patents. Either party may choose at any time, upon written notice to the other, to forego any further expense of obtaining or maintaining a Joint Patent for a Joint Invention, and will offer to assign its interest in such Joint Invention, patent application and/or Joint Patent to the other. If the prospective assignee party accepts such offer, thereafter it shall at its own expense prepare and file the necessary assignments and shall be solely responsible for obtaining and/or maintaining Joint Patent(s) for such Joint Invention. With respect to Joint Patents:

(i) Except as provided in Paragraphs 8(g)(iii) and 8(g)(iv) below, each party shall have the right to operate under Joint Patents and grant nonexclusive licenses to others, as they may desire without accounting to the other party.

(ii) Should either party choose to bring suit for infringement by a third party of any Joint Patents, the party bringing suit shall have the right to join the other party as a party to the suit to the extent required by law.

(iii) SURMODICS agrees it will not grant licenses for the manufacture, use, or sale of any products to the extent that the products are Medical Products as defined in any Attachment B to this Agreement.

(iv) CABG agrees it will not grant any licenses for the manufacture, use, or sale of any products relating to SURMODICS’ Technology for the purpose of bonding chemicals such as synthetic polymers and biologically active materials onto surfaces or into matrices or to other molecules, the use of such chemical species, or the products resulting from such use.

h. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of Paragraphs 8(f) and 8(g).

i. Other than as set forth herein, nothing in this Agreement shall be construed as granting either party any rights under or to any patents, know-how or other rights of the other.

j. To the extent that any dispute arises with respect to patents under this Paragraph 8, the disputing party shall promptly inform the other party of the nature of the dispute and the provisions of Paragraph 24 shall apply. The parties shall execute appropriate amendments or assignment for the application if necessary to resolve the dispute.

k. SURMODICS acknowledges and agrees that it shall not obtain a license or rights to any invention by operation of this Paragraph 8 that was conceived or first reduced to practice solely by CABG or jointly by CABG and a third party prior to December 27, 2001 (the effective date of the Prior Disclosure Agreement), provided such invention did not result from CABG’s use of information in breach of its obligations to SURMODICS under the Prior Disclosure Agreement. Except for any CABG/SURMODICS Technology Patent or Joint Invention, Paragraph 8 of this Agreement shall not apply to CABG’s future patents or patent applications.

9.	ALLOCATION OF ROYALTIES

The Earned Royalty rate with respect to any Licensed Product shall be prospectively reduced to *** percent (*%) of the Earned Royalty rate set out in Paragraph 4(a) and the respective Attachments B1, B2, and so forth, to the extent that and during the term that neither the manufacture, nor the use, nor the sale of that specific Licensed Product (or a surface treatment process or a reagent used in such process) is covered by any Valid Claim of Patent Rights. The provisions of this Paragraph 9 shall not apply to payment of Minimum Royalties as provided in Paragraph 4(b) and the respective Attachments B1, B2, and so forth.

10.	TERMINATION

a. For each license granted herein:

CABG’s Right to Terminate for Convenience & Without Cause

i. CABG shall have the right to terminate each license granted with respect to each Attachment B1, B2, and so forth, under which such license was granted, but only in its entirety, at any time upon ninety (90) days advance written notice. Upon termination of any such license, CABG shall have no further rights under Patent Rights or Know-how with respect to the Licensed Product of that license. However, CABG shall be allowed to sell any inventory of Licensed Products existing at the time of termination for a period of eighteen (18) months thereafter (thereafter destroying any remaining inventory), provided CABG accounts for such sales of inventory and pays SURMODICS the appropriate Earned Royalty for such sales as set out in Paragraph 4(a) of this Agreement.

SURMODICS’ Right to Terminate for Cause

ii. SURMODICS may terminate this Agreement in whole or with respect to any license granted herein upon ninety (90) days written notice for any material breach or default by CABG, including without limitation, failure to comply with the confidentiality provisions of Paragraph 13, failure to make reports and payments when due, failure to pay Minimum Royalties, and withholding or notice of intent to withhold any royalties provided for in this Agreement. Said termination under this Paragraph 10(a)(ii) shall become effective at the end of the ninety (90) day period unless during that period CABG shall first cure such breach or default.

iii. Upon termination of any license under any of the provisions of this Paragraph 10, but subject to the provisions of Paragraph 10(a)(i), referring to the sale of inventory, CABG shall cease making, having made, using, importing, and selling the Licensed Products of such license that are produced through the use of SURMODICS’ Know-how. SURMODICS shall have the right to seek equitable relief to enforce the provisions of this Paragraph 10(a)(iii).

b. Either party may terminate this Agreement if the other party hereto is involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business.

c. Notwithstanding the provisions of Paragraph 20, failure of CABG to initiate bona fide commercial sales of any Licensed Product by the date set out for that Licensed Product in the respective Attachment B1, B2, and so forth, to this Agreement shall permit SURMODICS to terminate the license for that Licensed Product upon ninety (90) days written notice at any time prior to the date CABG begins bona fide commercial sales of that Licensed Product.

d. In the event that all licenses granted herein are terminated, SURMODICS shall have the right to terminate this Agreement in its entirety upon written notice.

11.	CONTINUING OBLIGATIONS SUBSEQUENT TO TERMINATION

a. Upon any termination of this Agreement or any of the licenses granted herein, the following rights and obligations shall continue to the degree necessary to permit their complete fulfillment or discharge:

i. SURMODICS’ right to receive and CABG’s obligation to pay royalties to the extent owed; and

ii. CABG’s obligation to maintain records and SURMODICS’ right to audit under Paragraph 5, with respect to sales made and to be made under Paragraph 10(a)(i); and

iii. Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

iv. The parties’ obligations to maintain confidentiality under Paragraph 13; and

v. CABG’s obligation to forebear from use of SURMODICS’ Know-how as provided in Paragraph 10(a)(iii); and

vi. The parties’ obligations under Paragraph 8.

b. Within ninety (90) days of the date of termination of this Agreement, each party shall return all copies of Confidential Information of the other, except one archival copy which may be retained by the receiving party for purposes of determining its on-going obligations under this Agreement.

12.	REPRESENTATIONS AND WARRANTIES

a. Each party warrants to the other that it has not accepted and will not accept commitments or restrictions with respect to its rights or obligations under this Agreement which will materially affect the value of the rights granted by SURMODICS nor the obligations undertaken by CABG.

b. Each party warrants to the other that it has the full and unrestricted right to enter into this Agreement and carry out the obligations hereunder.

c. SURMODICS represents and warrants that:

i. as of the Effective Date, it has no knowledge of any pending or threatened challenge to the validity or enforceability of any Patent Rights in any court; and

ii. as of the Effective Date, it has no knowledge of any claim of patent infringement made against it by a third party with respect to Licensed Products, except that a claim has been made concerning possible infringement in the cardiovascular field, but SURMODICS has not made, and is under no obligation to make, inquiry of its licensees with respect to this Paragraph 12(c)(ii).

d. Except as expressly stated in Paragraphs 12(a) through 12(c), nothing in this Agreement shall be construed as:

i. A warranty or representation by SURMODICS as to the validity or scope of any Patent Rights; or

ii. A warranty or representation that anything made, used, sold, or otherwise disposed of, or any process practiced, under any License granted in this Agreement is or will be free from infringement of patents of third persons; or

iii. A requirement that SURMODICS file any patent application, secure any patent, or maintain any patent in force; or

iv. An obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

v. An obligation to furnish any manufacturing or technical information not encompassed within Know-how; or

vi. Conferring any right on either party to use in advertising, publicity, or otherwise any trademark or trade name of the other except as expressly provided in an Attachment B; or

vii. Granting by implication, estoppel, or otherwise any licenses or rights under patents or other proprietary information of SURMODICS other than those included within Patent Rights and Know-how.

e. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 25(d) BELOW, WITH RESPECT TO REAGENTS SUPPLIED AT ANY TIME BY SURMODICS, SURMODICS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, WITH RESPECT TO REAGENTS SUPPLIED BY SURMODICS, SURMODICS SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTEE, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

f. SURMODICS does not make any representations, extend any warranties of any kind, either express or implied, or assume any responsibilities whatsoever with respect to use, sale, or other disposition by CABG or its vendees or transferees of Licensed Products incorporating or made by use of the Patent Rights and Know-how licensed under this Agreement.

g. CABG represents and warrants that the Licensed Products are medical devices or device-drug combination products subject to regulation under the U.S. Food, Drug, and Cosmetic Act.

13.	CONFIDENTIALITY

a. Each party agrees to retain in confidence all Know-how and other information received from the other, including without limitation, information required to be maintained in confidence under prototype development or manufacturing scale-up or post scale-up relationships between the parties (“Confidential Information”), for a period of fifteen (15) years from the date of disclosure or five (5) years from the date of termination of this Agreement, whichever is longer. Each party agrees that it will not use Confidential Information of the other for any purpose other than in accordance with this Agreement. Further, each party agrees that it will not disclose Confidential Information of the other to any third party without the advance written approval of the other party. Confidential Information shall not include information that:

i. at the time of its disclosure to the receiving party is available to the public;

ii. after disclosure becomes available to the public through no fault of the receiving party;

iii. the receiving party can show was in its possession at the time of disclosure to it by the other;

iv. the receiving party can show was received by it from a third party without breach of a confidential obligation; or

v. the receiving party is compelled by application of law or legal process to divulge, but the receiving party shall provide the disclosing party with advance written notice before divulging the information to enable the disclosing party to seek a protective order or employ other means to preserve the confidential nature of that information.

Even if any such information becomes available to the public, each party shall not disclose without the other’s prior written approval the fact that such information was furnished by or originated with the other.

b. SURMODICS shall assist CABG’s regulatory compliance efforts by maintaining and updating a Device Master File with the FDA containing such information about the SURMODICS Reagents as is finally agreed between SURMODICS and the FDA. SURMODICS will, at CABG’s request, provide similar information to regulatory agencies of competent jurisdiction outside the United States but SURMODICS shall not be obligated to disclose confidential information to any such foreign agencies except to the extent such agencies verify, to SURMODICS’ satisfaction, that such information shall be maintained in secrecy. It is agreed that the information in SURMODICS’ Device Master Files with the FDA and information provided to foreign regulatory agencies is SURMODICS Confidential Information.

c. For the purpose of this entire Paragraph 13, Confidential Information which is specific shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

d. Notwithstanding the above, CABG specifically agrees that it will not disclose to any Affiliates or other third party any of SURMODICS’ Know-how relating to the manufacture of SURMODICS’ chemical reagents, the precise chemical composition of such reagents, how such reagents are tested, how they are quality controlled, and any other specific information concerning the production of such reagents.

e. Except as required by law or with the advance written approval of the other, neither party shall identify the other as the source of any materials or information transmitted under this Agreement, nor shall the terms of this Agreement be made known by either party to a third party.

f. The provisions of this entire Paragraph 13 shall survive termination of this Agreement for any reason.

g. Nothing herein shall in any way affect the obligations of the parties under any prior secrecy or confidential disclosure agreements, including the Prior Disclosure Agreement, which obligations shall continue in accordance with the terms of each such agreement. However, this Agreement supersedes the Prior Disclosure Agreement between the parties with respect to disclosures made between the parties after the Effective Date of this Agreement.

14.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, including any successor by merger or acquisition. Either party may assign its rights and obligations under this Agreement to a financially responsible third party, but only in connection with a complete transfer to the third party of the business to which this Agreement pertains. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

15.	GOVERNMENT APPROVAL

CABG shall have the sole responsibility, at CABG’s sole expense, for obtaining any government approvals that may be required for the investigation or marketing of Licensed Products.

16.	PRODUCT LIABILITY

CABG will defend and indemnify SURMODICS against all losses, liabilities, lawsuits, claims, expenses (including attorney’s fees), costs, and judgments incurred through personal injury, property damage, or other claims of third parties, arising from the design, manufacture, use, or sale of Licensed Products, unless such loss arises solely from SURMODICS’ gross negligence or willful misconduct.

17.	NO WAIVER

Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any other or continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

18.	NOTICES

All communications or other notices required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when personally delivered, (ii) five days after mailing when mailed by registered or certified mail, postage prepaid, (iii) on the day of sending when sent by facsimile (with recorded transmission completion), or (iv) two days after sending when sent by reputable express courier, and addressed as follows:

If to SURMODICS:
       License Administration
       SurModics, Inc.
       9924 West 74th Street
       Eden Prairie, MN 55344
       FAX Number: (952) 829-2743

If to CABG:
       Office of the Chief Executive Officer
       CABG Medical, Inc.
       14505 21st Avenue North
       Suite 212
       Minneapolis, MN 55447
       FAX Number: (763) 258-8008

Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out above.

19.	CAPTIONS

The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement.

20.	FORCE MAJEURE

Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party’s reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval(s) of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay. The cumulative effect of all such delays under this Paragraph 20 shall not exceed one (1) year.

21.	NO AGENCY

Nothing in this Agreement authorizes either SURMODICS or CABG to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. SURMODICS and CABG shall each refrain from any such representations. The relationship between SURMODICS and CABG is that of independent contractors.

22.	SEVERABILITY

The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either party. In such event, the parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

23.	GOVERNING LAW

For all purposes under this Agreement, the parties agree and admit that jurisdiction and venue are proper in the Federal District Court, District of Minnesota. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota, except for its conflict of laws provisions.

24.	ARBITRATION

a. In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Paragraph 24 shall apply; provided, however, that either party shall have the unrestricted right at any time to seek a court injunction prohibiting the other party from making unauthorized disclosure or use of Confidential Information as provided for in Paragraph 13 or unauthorized use of SURMODICS’ Know-how as provided for in Paragraph 10(a)(iii).

b. Both parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute.

c. If the parties are unable to resolve a dispute as provided immediately above, either party may submit the dispute for resolution by mandatory, binding arbitration in the city of Minneapolis, MN (or such other place as the parties may mutually agree) under the auspices of the American Arbitration Association under its Commercial Arbitration Rules. Each party shall select one independent, qualified arbitrator and the two arbitrators so selected shall then select a third arbitrator in accordance with the Commercial Rules. Each party reserves the right to object to any individual arbitrator (no matter by whom chosen) who has been employed by or affiliated with a competing organization.

d. The arbitrators, who shall act by majority vote, shall be empowered to decree any and all relief of an equitable nature, including but not limited to temporary restraining orders, temporary injunctions, and/or permanent injunctions, and shall also be able to award damages, with or without an accounting of costs. Judgment on the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. Each party shall bear its own costs and divide other reasonable arbitrator costs equally.

25.	TERMS OF ORDERS/REAGENTS

a. SURMODICS agrees to supply to CABG reasonable quantities of Reagents (taking into consideration CABG’s actual needs for the coating of Medical Products), pursuant to mutually agreed upon purchase orders. SURMODICS shall not unreasonably withhold acceptance of a purchase order.

b. SURMODICS will take reasonable steps to adequately stock Reagents. Delivery by SURMODICS of Reagents to Federal Express, or to another reputable carrier in the United States, shall constitute delivery to CABG.

c. SURMODICS agrees that the prices to CABG for the Reagents shall be the same as the prices that SURMODICS ordinarily offers to its other clients for equivalent volume consumption. Each SURMODICS invoice for Reagents shall be payable in full within forty-five (45) days after the date of the invoice.

d. SURMODICS warrants that each shipment of Reagents supplied to CABG shall, at the time of shipment, conform to the respective specifications for those Reagents contained in master files submitted by SURMODICS to the FDA and maintained by SURMODICS for purposes of premarket approval of medical devices. SURMODICS’ sole obligation and CABG’s sole remedy, if any shipment of Reagents does not conform to such specifications, shall be (i) the replacement of the defective shipment of Reagents, or (ii) at CABG’s option a refund of the price paid by CABG for the defective Reagents. CABG shall provide SURMODICS with whatever evidence CABG has regarding the condition of the Reagents to enable SURMODICS to determine whether the Reagents were defective at the time of shipment.

e. The terms and conditions in this Agreement, together with additional terms and conditions which may appear in SURMODICS’ written acceptance of orders from time to time, shall be the exclusive contract terms between the parties with respect to the purchase of Reagents. In the event of inconsistencies between the terms of this Agreement and the terms of any order or acceptance document, the terms of this Agreement shall govern. SURMODICS objects to any terms set forth in orders for Reagents which are different from or additional to the provisions of this Agreement, and no such terms shall be binding upon SURMODICS unless SURMODICS specifically consents thereto in writing.

f. CABG may perform audits of SURMODICS’ quality systems during regular business hours and upon reasonable advance written notice to SURMODICS. A confidentiality agreement between SURMODICS and any third party representative designated by CABG to perform quality system audits shall be required prior to an audit. CABG may review documentation provided during the course of an audit but may not remove originals or copies of such documentation from SURMODICS’ premises without the consent of SURMODICS. SURMODICS reserves the right to redact highly confidential information related to its chemical processes that may be contained in documents to be disclosed during the course of an audit. All information reviewed or disclosed during the course of such audit shall be treated as Confidential Information. CABG agrees to provide SURMODICS with a copy of its final audit report.

26.	ENTIRE AGREEMENT

This Agreement, together with all attachments specifically referred to herein, constitutes the entire agreement between the parties with respect to the licenses granted herein, and no party shall be liable or bound to the other in any manner by any warranties, representations or guarantees except as specifically set forth herein. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date last written below.

Accepted by:	Accepted by:
SurModics, Inc.	CABG Medical, Inc.

/s/ Bruce J. Barclay	/s/ Manuel A. Villafana, /s/ John L. Babitt

Signature	Signature

Bruce J. Barclay	M.A. Villafana, John L. Babitt

Printed Name	Printed Name

President & Chief Operating Officer	Chairman/CEO, President

Title	Title

May 14, 2004	May 14, 2004

Date	Date

ATTACHMENT A

SurModics, Inc. U.S. Patents

Hemocompatable Coating formulations

1.	METHOD OF IMPROVING THE BIOCOMPATIBILITY OF SOLID SURFACES U.S. Patent No. 4,973,493 issued 11/27/1990

2.	BIOCOMPATIBLE COATINGS FOR SOLID SURFACES U.S. Patent No. 4,979,959 issued 12/25/1990

3.	PREPARATION OF POLYMERIC SURFACES VIA COVALENTLY ATTACHING POLYMERS U.S. Patent No. 5,002,582 issued 3/26/1991

4.	BIOCOMPATIBLE DEVICE WITH COVALENTLY BONDED BIOCOMPATIBLE AGENT U.S. Patent No. 5,263,992 issued 11/23/1993

5.	SUBSTRATE SURFACE PREPARATION U.S. Patent No. 5,512,329 issued 4/30/1996

6.	PHOTOACTIVATABLE CROSS-LINKING AGENTS CONTAINING CHARGED GROUPS FOR WATER SOLUBILITY U.S. Patent No. 6,077,698 issued 06/20/2000

7.	SURFACE COATING AGENTS U.S. Patent No. 6,278,018 B1 issued 08/21/2001

8.	SURFACE COATING AGENT U.S. Patent No. 6,603,040B1 issued 8/05/2003

9.	SILANE COATING COMPOSITION U.S. Patent No. 6,706,408B2 issued 3/16/2004

Drug-Delivery Coating formulations

1.	BIOACTIVE AGENT RELEASE COATING U.S. Patent No. 6,214,901B1 issued 04/10/2001

2.	BIOACTIVE AGENT RELEASE COATING U.S. Patent No. 6,344,035B1 issued 02/05/2002

ATTACHMENT B1

Graft Prosthetic Device for Coupling Vascular Members
Hemocompatable and Drug Delivery Coating Formulations

1.	DEFINITIONS

The following definitions apply to the license granted under this Attachment B1 and its operation under the Master License Agreement.

a. “Compound” means (a) any “drug” as defined in the Federal Food, Drug and Cosmetic Act, as amended, or (b) any “biological product” as defined in the Public Health Service Act, as amended.

b. “Drug-Delivery Coating” means chemical compositions comprised of poly(ethylene-co-vinyl acetate) and poly(butyl methacrylate) components for the purpose of releasing Compounds from the chemical composition.

c. “Hemocompatable Coating” means chemical coating compositions that contain one or more of the following components: photo-reactive polyvinylpyrrolidone copolymer, nonphoto-reactive polyvinylpyrrolidone, photo-reactive heparin, a crosslinking agent known to the parties as PR04, and a compound for promoting polymer-to-metal adhesion and known to the parties as TL03, for the purpose of providing a hemocompatable surface to the Medical Products.

d. “Human Clinical Trial” means an implant-study in humans which, at the time of commencement of the study, is intended to generate data regarding the safety, efficacy, or both of a Licensed Product to support a regulatory marketing approval application. If Licensed Products are used in “compassionate use” implants, the fiftieth (50th) such implant shall be deemed, for purposes of this Attachment B1, as the commencement of a Human Clinical Trial.

e. “Licensed Products” means each of the separately sold Medical Products specifically described in this Attachment B1 that bear a Hemocompatable Coating and a Drug Delivery Coating, and that

A. but for the license granted herein the manufacture, use, or sale would infringe (or a surface treatment process employed to produce a product or a reagent used in such process would infringe) any claim of Patent Rights, or

B. are produced through the use of SURMODICS’ Know-how.

f. “Medical Products” means the vessel connector and flow-limiter components of a surgically implanted graft prosthetic system for coupling vascular members in the coronary vasculature, such as the vessel connector and flow-limiter components of the devices in the illustrations in U.S. Patent 6,241,764 B1.

g. “Reagents” means (A) the photoactivatable compounds produced by SURMODICS and licensed under this Attachment B1 to provide a Hemocompatable Coating, and (B) poly(ethylene-co-vinyl acetate) and poly(butyl methacrylate) compositions supplied by SURMODICS and licensed under this Attachment B1 to provide a Drug-Delivery Coating.

h. “SURMODICS’ Technology” means (A) chemical species that have latent reactive chemical groups for bonding synthetic polymers and/or biologically active materials onto surfaces, into matrices, and to other molecules, (B) chemical coating compositions for the purpose of forming medical device coatings enabling the elution therefrom of one or more Compounds regardless of whether such compositions are above or below another coating of any type, (C) processes and methods used to apply or place synthetic polymers and/or biologically active materials onto surfaces, into matrices and to other molecules, and (D) processes and methods used to manufacture and test such chemical species.

2.	GRANT OF LICENSE

a. Nonexclusive License. The license granted under this Attachment B1 is in all respects non-exclusive.

b. Third Party Activities. For the avoidance of doubt, CABG acknowledges that SURMODICS cannot prevent third parties (including other SURMODICS Drug-Delivery Coatings licensees), from incorporating Compounds of interest to CABG into Drug-Delivery Coatings. If any third party (including other SURMODICS Drug-Delivery Coatings licensees), incorporates Compounds of interest to CABG into Drug-Delivery Coatings, nothing in this Agreement shall be construed as (A) requiring SURMODICS to attempt to prevent such third parties from doing so, or (B) relieving CABG of its obligations to SURMODICS (including without limitation the obligation to pay royalties according to the terms of this Agreement). In addition, if any third party incorporates Compounds of interest to CABG into Drug-Delivery Coatings, CABG shall not bring any action against SURMODICS for having supplied, or continuing to supply Reagents to such third party.

c. Actions by CABG. Notwithstanding Paragraph 2(b), nothing in this Agreement shall be construed as preventing CABG from asserting against third parties any intellectual property rights that CABG may have with respect to the incorporation of specific Compounds into Drug-Delivery Coatings.

d. Medical Product Representation. CABG represents and warrants that the Licensed Products are medical devices or device-drug combination products subject to regulation by the U.S. Food and Drug Administration under the U.S. Food, Drug, and Cosmetic Act.

3.	MILESTONE PAYMENTS

Within thirty (30) days from the date of marketing approval of Licensed Product by the U.S. FDA, CABG shall pay SURMODICS consideration of one million dollars ($1,000,000), which at the sole discretion of CABG may consist of (i) cash or, (ii) the issuance of shares of common stock of CABG, if such stock is listed on a National Market such that the number of shares issued would be computed at A/B, whereby A would equal one million (1,000,000) and B would equal the 20 day moving average price per share of CABG common stock prior to such notification from the U.S. FDA of such approval. The stock must be registered and otherwise saleable on the open market at all times, and SURMODICS shall be free to sell all or part of this stock at any time.

4.	ROYALTY PAYMENTS

a. Earned Royalty. Following marketing approval of Licensed Product by the United States FDA, CABG shall pay SURMODICS an earned royalty of *** percent (*%) on Net Sales of Licensed Product that occur anywhere in the world. Prior to marketing approval of Licensed Product by the United States FDA, CABG shall pay SURMODICS an earned royalty as described in parts (i), (ii), and (iii) below.

(i) Net Sales of Licensed Product in the United States.

Prior to marketing approval of Licensed Product by the United States FDA, CABG shall pay SURMODICS an earned royalty of *** percent (*%) on Net Sales of Licensed Product in the United States.

(ii) Net Sales of Licensed Product outside the United States between the Effective Date and March 31, 2008

From the Effective Date to March 31, 2008, CABG shall pay SURMODICS an earned royalty of *** percent (*%) on Net Sales of Licensed Product.

(iii) Net Sales of Licensed Product outside the United States after March 31, 2008

After March 31, 2008, CABG shall pay SURMODICS an earned royalty of *** percent (*%) on Net Sales of Licensed Product prior to marketing approval of a Licensed Product by a regulatory body of competent jurisdiction; however, after March 31, 2008 and upon marketing approval of Licensed Product by a regulatory body of competent jurisdiction outside the United States, CABG shall thereafter pay SURMODICS *** percent (*%) on Net Sales of Licensed Product in that jurisdiction.

b. Minimum Royalties. Following U.S. FDA approval of Licensed Product, in no event will the per-unit earned royalty due SURMODICS for the sale of Licensed Product be less than $* for each unit of Licensed Product sold by CABG and/or its Affiliates, even if such $* per-unit royalty would exceed the earned royalty computed in Paragraph 4(a) above. Other than as set forth in the preceding sentence, there shall be no minimum annual or quarterly royalty payable under this Attachment B1.

5.	FREEDOM TO OPERATE

a. CABG acknowledges that it has the ultimate responsibility for determining and ensuring its freedom to operate with respect to the use of one or more Compounds in a SURMODICS coating on Medical Products (“CABG’s Freedom to Operate”). At CABG’s request and expense, SURMODICS will provide technical support of CABG’s efforts to incorporate Compounds on Medical Products. However, if SURMODICS, at any time, becomes aware of credible substantive information (including but not limited to a claim from a third party), that calls into question CABG’s Freedom to Operate, SURMODICS may notify CABG. The parties promptly shall meet to discuss whether, to what extent, and under what terms, SURMODICS will continue to provide (A) Reagents, and/or (B) technical support of CABG’s efforts to incorporate specific Compounds for CABG’s use on Medical Products. SURMODICS may, in its sole discretion, with notice to CABG immediately cease providing Reagents and/or technical support to CABG regarding specific Compounds if CABG and SURMODICS are not able to agree upon measures that, in SURMODICS sole discretion, will adequately ensure SURMODICS that it will not incur liability to a third party or incur expenses defending itself from third party claims in connection with continued supply of Reagents and/or technical support to CABG regarding those specific Compounds.

b. If SURMODICS elects to cease providing Reagents and/or technical support to CABG regarding specific Compounds, SURMODICS shall have no obligation to refund CABG any amount paid by CABG to SURMODICS under this Agreement, nor shall SURMODICS be liable for any other costs or expenses incurred by CABG with respect to those specific Compounds or lost opportunities by CABG. Further, CABG shall pay SURMODICS

(A) the invoice price for all Reagents shipped by SURMODICS to CABG through the date of SURMODICS’ notice of cessation of supply, and

(B) all Technical Support Fees for work performed by SURMODICS through the date it notifies CABG that SURMODICS will no longer provide technical support to CABG with respect to specific Compounds.

c. Exception. If CABG has on-going development activities, or commences development activities, in connection with the use of Reagents with Compounds other than the Compounds for which SURMODICS has served notice under this Paragraph 5, and if CABG assures SURMODICS in writing that CABG will not use Reagents with the Compounds in SURMODICS’ notice, then SURMODICS will supply Reagents and/or technical support for CABG’s use with the other Compounds. The foregoing shall not limit

SURMODICS’ rights under this Paragraph 5 if SURMODICS thereafter becomes aware of information (including but not limited to a claim from a third party) that calls into question CABG’s Freedom to Operate with respect to such other Compounds.

6.	PERFORMANCE

a. The license granted by SURMODICS under this Attachment B1 is subject to the following efforts by CABG: (A) CABG must initiate at least one Human Clinical Trial anywhere in the world by July 1, 2005 and thereafter actively continue at least one Human Clinical Trial while awaiting regulatory approval of Licensed Products, until all necessary clinical data to support final application for marketing approval of Licensed products has been obtained, (B) CABG must actively and continuously pursue regulatory approval of Licensed Product in the U.S. and abroad, (C) CABG must begin bona-fide commercial sales of Licensed Product anywhere in the world by January 1, 2008, and (D) CABG must meet its minimum Technical Support Fee obligation as set forth in Paragraph 6(b) below. SURMODICS may terminate the license under this Attachment B1 at any time after July 1, 2005 upon ninety (90) days written notice to CABG if CABG does not meet and continue to meet the preceding conditions.

b. CABG shall pay SURMODICS the minimum Technical Support Fee obligations set forth in Table 6 below. SURMODICS ‘ charges for Technical Support Fees during the periods specified in Table 6 will be drawn against CABG’s minimum Technical Support Fee payment for that period. SURMODICS shall invoice CABG (as set forth in Paragraph 6 of the Master License Agreement), for SURMODICS’ technical support that exceeds CABG’s minimum Technical Support Fee payment for the respective period in Table 6. CABG’s payments for its minimum Technical Support Fee obligation and for technical support that exceeds such minimum obligation during the respective period are not creditable towards any other period and are non-refundable. Technical Support Fees and the minimum Technical Support Fee obligations in Table 6 do not include pass-through charges to CABG for parts, materials, or equipment purchased by SURMODICS. For example, SURMODICS will not apply CABG’s payments for the minimum Technical Support Fee obligations in Table 6 to the cost of parts, materials, or equipment that SURMODICS uses to build coating equipment for CABG.

Table 6

CABG’s Minimum
Technical Support
Fee Obligations to
Period	SURMODICS	Payment Due Date
May 1, 2004 to July 31, 2004	$***	July 31, 2004
August 1, 2004 to October 31, 2004	$***	October 31, 2004
November 1, 2004 to January 31, 2005	$***	January 31, 2005
February 1, 2005 to April 30, 2005	$***	April 30, 2005

c. If there are four (4) consecutive calendar quarters after June 30, 2007 in which CABG fails to generate earned royalties under Paragraph 4 of this Attachment B1, then SURMODICS may terminate the license granted herein upon ninety (90) days written notice to CABG.

d. If SURMODICS terminates the license under this Attachment B1 as provided in this Paragraph 6, SURMODICS shall have no obligation to refund to CABG any amount paid by CABG to SURMODICS under this Attachment B1, nor shall SURMODICS be liable for any other costs or expenses incurred by CABG with respect to activities undertaken by CABG regarding Drug-Delivery Coatings on Medical Products or lost opportunities by CABG.

7.	USE OF SURMODICS’ TRADEMARK

a. CABG may, by the mutual agreement of the parties, use the SURMODICS trademark identified in Attachment D (“Trademark”) to all Licensed Products as described below. Trademark shall be applied to all packaging, labels, tags, advertising and promotional literature, distributional, and other materials associated with such Licensed Product. The Trademark shall be affixed in a reasonably prominent fashion to all such Licensed Product materials and shall be depicted by CABG in a size and clarity that equals or exceeds that of CABG’s own trademarks that appear on such Licensed Product materials.

b. CABG has been licensed on a worldwide, non-exclusive, royalty-free, non-transferable basis to use the Trademark, pursuant to the Trademark License Agreement attached to the Master License Agreement as Attachment D, and hereby agrees to abide by all of the terms and conditions of such Trademark License Agreement, as well as the provisions of SURMODICS’ Trademark Usage Policy and Guidelines, in the usage of the Trademark on such Licensed Products. SURMODICS reserves the right to revoke CABG’s Trademark License Agreement, and therefore excuse CABG from continuing to brand the Trademark onto Licensed Product materials at any time for cause or without cause. SURMODICS likewise reserves the right at any time to add or subtract SURMODICS trademarks to or from the definition of Trademarks, and therefore the obligations of this provision.

[The Licensed Product Effective Date and signatures follow immediately on the next page.]

The Licensed Product Effective Date of this Attachment B1 shall be the date last written below.

Accepted by:	Accepted by:
SurModics, Inc.	CABG Medical, Inc.

/s/ Bruce J. Barclay	/s/ Manuel A. Villafana, /s/ John L. Babitt

Signature	Signature

Bruce J. Barclay	M.A. Villafana, John L. Babitt

Printed Name	Printed Name

President & Chief Operating Officer	Chairman/CEO, President

Title	Title

May 14, 2004	May 14, 2004

Date	Date

ATTACHMENT C

Manufacturer Agreement and SurModics’ Consent

             (“Manufacturer”) which is located at                states, that it has read and understands the Master License Agreement between SurModics, Inc. and CABG Medical, Inc. and that it desires to manufacture Licensed Product for CABG Medical, Inc. as permitted in that Master License Agreement. In return for SurModics’ consent to manufacture Licensed Product solely for sale by CABG Medical, Inc. and for other valuable consideration of which receipt and sufficiency are acknowledged, Manufacturer agrees with SurModics that Manufacturer shall faithfully carry out and be bound by the obligations imposed on CABG Medical, Inc., including, without limitation, Paragraphs 8, 10, 11, 13, 14, 16 and 24 of the Master License Agreement.

Manufacturer further agrees:

1.	SURMODICS’ Confidential Information and SURMODICS’ Know-how will be provided only to employees at the above identified facility who have a need to know such information for the specific purpose of manufacturing Licensed Products.

2.	Photo-reactive chemical compounds manufactured by SURMODICS shall not be transferred by Manufacturer to any third party or to any other facility of Manufacturer without the express written permission of SURMODICS.

3.	Employees and agents of Manufacturer will make no attempt to reverse engineer, in whole or in part, any Confidential Information (including photo-reactive compounds) of SURMODICS.

This Agreement shall be effective upon the last day written below, and shall terminate automatically and without notice (i) upon the termination or expiration of the relevant license under the Master License Agreement, or (ii) at such time as the separate agreement between CABG Medical, Inc., and the Manufacturer expires or is terminated.

Consented to by	Agreed to by
SurModics, Inc.	Manufacturer

Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

Attachment D

TRADEMARK LICENSE AGREEMENT

     THIS AGREEMENT is entered into as of the 14th day of May, 2004 (the “Effective Date”), by and between SurModics, Inc., a Minnesota corporation having its principal place of business at 9924 West 74th Street, Eden Prairie, Minnesota 55344 (“SURMODICS”); and CABG Medical, Inc., a Minnesota corporation having its principal place of business at 14505 21st Avenue North, Suite 212, Minneapolis, MN 55447 (“CABG”).

     WHEREAS, SURMODICS is the owner of all right, title, and interest in the SURMODICS trademark further identified in Appendix D-1 (the “Trademark”), for use in association with the Licensed Product as defined in the Master License Agreement between the Parties of even date;

     WHEREAS, Under the Master License Agreement, CABG may affix the Trademark to all product brochures, advertising and promotional materials, product packaging, labels, tags, distributional, operational, and other materials associated with such Licensed Products (collectively “Associated Materials”);

     WHEREAS, the Parties want to further specify the terms and conditions for CABG’s use of such Trademark.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant, promise and agree as follows:

ARTICLE I — LICENSE GRANT

     1.1 In order to enable CABG’s use of the Trademark pursuant to the Master License Agreement, SURMODICS hereby grants CABG a worldwide, non-exclusive; royalty-free, nontransferable licensed right to use the Trademark solely in association with Licensed Products and Associated Materials that are commercialized by CABG under the Master License Agreement, and strictly in accordance with the terms of this Agreement and SURMODICS’ Trademark Usage Policy and Guidelines, which is attached hereto as Appendix D-2. This license does not extend to the use by CABG of the Trademark on any other products or services, including any of CABG’s medical devices that are not coated with SURMODICS’ coating technology.

     1.2 Except as expressly provided herein or the Master License Agreement, no license or right is granted hereby to CABG, by implication or otherwise, with respect to or under any trademark or patent application, trademark registration or patent, or other proprietary right of SURMODICS.

1

ARTICLE II — OWNERSHIP OF THE TRADEMARK

     CABG acknowledges SURMODICS’ ownership of the Trademark, agrees that it will do nothing inconsistent with such ownership, and that all use of the Trademark by CABG shall inure to the benefit of and be on behalf of SURMODICS. CABG agrees to assist SURMODICS in recording this Agreement with appropriate government authorities. CABG also agrees that nothing in this Agreement shall give CABG any right, title or interest in the Trademark other than the right to use the mark in accordance with this Agreement. CABG agrees that it will not challenge the title of SURMODICS to the Trademark, or challenge the validity of the Trademark or this Agreement.

ARTICLE III — QUALITY STANDARDS

     3.1 CABG agrees that the nature and quality of the Licensed Product identified by the Trademark and all related advertising, promotional, packaging, and other uses of the Trademark by CABG must conform to standards set by and under the control of SURMODICS, so as not to cause damage to the reputation or image of SURMODICS or the Trademark. Before CABG uses the Trademark in connection with any Licensed Product, CABG shall send SURMODICS ten (10) finished samples of each Licensed Product for inspection by SURMODICS. From time to time thereafter, at SURMODICS’ request, CABG shall provide additional samples to SURMODICS. All samples shall be provided at no charge to SURMODICS, and SURMODICS shall have the right to destroy such samples during testing, or retain such samples. SURMODICS shall have the right to conduct quality tests on the samples provided by CABG, and CABG shall promptly correct any quality issues involving the Licensed Product at CABG’s expense. The period for correcting such quality issues shall be stated in SURMODICS’ notice to CABG.

     3.2 SURMODICS shall also have the right to inspect all facilities at which CABG manufactures and/or packages, or has manufactured or packaged, the Licensed Product in connection with which the Trademark is used to determine whether the Licensed Product are manufactured, packaged, and handled to the highest standards of quality. Such inspections may be performed at a reasonable time with prior notice provided by SURMODICS, and no more frequently than twice a year unless a prior inspection discloses a quality issue that reasonably requires a subsequent inspection in order to determine that the issue has been properly corrected. CABG shall institute such corrective measures as may be prescribed by SURMODICS within the reasonable schedule prescribed by SURMODICS.

ARTICLE IV — RIGHT TO INSPECT TRADEMARK SPECIMENS

     Before CABG makes any use of the Trademark, CABG shall provide SURMODICS for its review and prior approval copies of all Licensed Product and Associated Materials on which the Trademark will appear, including the colors, fonts, and design elements associated therewith. CABG shall promptly make at its own cost any changes in the proposed usage of the Trademark requested by SURMODICS. SURMODICS agrees not to unreasonably withhold its approval of the proposed use.

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ARTICLE V — PROHIBITED USES

     CABG shall not use the Trademark as part of CABG’s corporate name or trade name, nor permit any third party to do so without the prior, written consent of SURMODICS. CABG shall not adopt, use, or register any words, phrases, or symbols, which are identical to or confusingly similar to the Trademark.

ARTICLE VI — ADDITIONAL TRADEMARKS

     SURMODICS shall have the sole right to add additional trademarks owned by it to the definition of Trademark under this Agreement, or subtract from such definition trademarks already added. It shall provide CABG notice of any such changes.

ARTICLE VII — INFRINGEMENT PROCEEDINGS

     CABG agrees to notify SURMODICS of any unauthorized use of the Trademark by others promptly as it comes to CABG’s attention. SURMODICS shall have the sole right and discretion but no obligation to bring infringement or unfair competition proceedings involving the Trademark against such third party.

ARTICLE VIII — TERM AND TERMINATION

     8.1 This Agreement shall commence on the Effective Date, and shall expire on the date that SURMODICS notifies CABG in writing that it no longer is required to use the Trademark in association with the Licensed Product and Associated Materials.

     8.2 Either Party may terminate this Agreement if:

(a)	a Party materially breaches a provision thereof, the aggrieved Party promptly provides notice specifying in detail the nature of the breach, the breaching Party fails to cure such breach within thirty (30) days thereafter, and the aggrieved Party promptly provides written notice of such termination; or

(b)	one of the Parties becomes insolvent or otherwise the subject of a voluntary or involuntary bankruptcy proceeding.

     8.3 This Agreement may also be terminated by mutual agreement of the Parties.

     8.4 Upon termination of this Agreement, CABG agrees to immediately discontinue all use of the Trademark and any term confusingly similar thereto, and to delete the same from its corporate or business name, to cooperate with SURMODICS or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records, to destroy all printed materials bearing the Trademark, and that all rights in the Trademark and the

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goodwill connected therewith shall remain the property of SURMODICS. Notwithstanding the foregoing, provided that termination of the Agreement was not due to CABG’s uncured material breach of this Agreement, CABG shall have the limited right within six (6) months after the termination or expiration date of this Agreement to sell off its then existing inventory of Licensed Product and use its then existing inventory of Associated Materials in the commercialization of such Licensed Product.

ARTICLE IX — NEW APPLICATIONS

     CABG shall not file any new trademark applications for the Trademark, or any name or mark that is confusingly similar in the United States or any foreign countries with respect to any products or services.

ARTICLE X — INDEMNIFICATION AND INSURANCE

     10.1 CABG agrees to indemnify, defend and hold harmless SURMODICS and its directors, officers, employees, distributors, representatives and agents from any and all claims, actions, demands, losses, costs, expenses (including but not limited to reasonable attorneys’ fees and all other expenses of litigation and the expenses of handling claims), damages, liabilities and obligations relating to or arising (a) from any use by CABG of the Trademark; (b) from the Licensed Product or services provided by CABG or its agents that are identified by the Trademark and which are brought, asserted, commenced or pursued by any person or entity not a Party to this Agreement against SURMODICS, regardless of actual or alleged negligence or fault by SURMODICS, including but not limited to indemnifiable losses relating to sickness, bodily injury, personal injury, or death of any person, property damage, business damage, or infringement of intellectual property rights of others.

     10.2 CABG shall maintain comprehensive general liability insurance, including products liability and contractual liability coverage, in an amount and for a time period, which shall cover the liability assumed by CABG under this Agreement, such amount being at least $1,000,000 per occurrence in the aggregate. CABG shall provide SURMODICS with a certificate of insurance evidencing the existence of such coverages. CABG shall remain responsible for any liability above the coverage.

ARTICLE XI — NOTICE

     All notices and other communications required or permitted to be made or given pursuant to this Agreement shall be in writing, and shall be considered as properly given or made when personally delivered, mailed, or faxed to the respective addresses set forth below:

If to SURMODICS:	SurModics, Inc.
9924 West 74th Street
Eden Prairie, Minnesota 55344
Attn: Licensing Counsel
Fax: (952) 829-2743

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If to CABG:	CABG Medical, Inc.
14505 21st Avenue North, Suite 212
Minneapolis, MN 55447
Attn: Office of the Chief Executive Officer
Fax: (763) 258-8008

ARTICLE XII — GOVERNING LAW

     This Agreement shall be governed, construed and interpreted in accordance with the common law and statutory laws of the State of Minnesota, and the United States of America, without regard to principles of conflict of interest laws.

ARTICLE XIII — ENFORCEMENT

     Each Party shall have the right to sue the other in connection with any breach of this Agreement. Such suit shall be instituted and conducted in the United States District Court, District of Minnesota. Such suit shall be governed by the local rules of such United States District Court. In the event of any action or proceeding regarding this Agreement, the prevailing Party shall recover its attorneys’ fees and costs incurred as a result of such action or proceeding.

ARTICLE XIV —AMENDMENT

     This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by each of the Parties hereto.

ARTICLE XV — ENTIRE AGREEMENT AND MODIFICATION

     This Agreement constitutes the full and complete agreement of the Parties hereto with respect to the subject matter hereof, and supersedes any and all prior understandings, whether written or oral, no representations having been made by either Party except as herein specifically set forth. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. This Agreement may not be modified, terminated, or discharged except in a writing specifically citing this Agreement and signed by both Parties.

ARTICLE XVI — ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, but neither this Agreement, nor any rights hereunder, are assignable directly or indirectly by either Party without the prior, written consent of the other Party, provided, however, that this Agreement may be assigned by any Party by operation of law without the consent of the other Party.

ARTICLE XVII — WAIVER

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     The failure of either Party to insist upon strict performance of any obligation of the other party hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of its right to demand strict compliance in the future. No consent or waiver, expressed or implied by either Party, to or of any breach or default in the performance of obligation hereunder by the other Party shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of termination.

ARTICLE XVIII — COMPLIANCE WITH LAWS

     The Parties agree to comply with all state and federal laws and regulations applicable to the Licensed Product and this Agreement in the performance herein.

ARTICLE XIX — SEVERABILITY

     All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements and covenants were not contained herein.

ARTICLE XX — FURTHER ASSURANCES

     Each Party shall cooperate with the other party including assisting in the execution and delivery of such further and additional consents and other documents that may be necessary or appropriate, in order to give effect to the intent and terms of the Agreement.

ARTICLE XXI — HEADINGS

     The headings used in this Agreement are for reference only and shall not be used to interpret this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed through their duly authorized and empowered representatives as of the date set forth above.

Accepted by:	Accepted by:
SurModics, Inc.	CABG Medical, Inc.

/s/ Bruce J. Barclay	/s/ Manuel A. Villafana; /s/ John L. Babitt

Signature	Signature

Bruce J. Barclay	Manuel A. Villafana, John L. Babitt

Printed Name	Printed Name

President & COO	Chairman/CEO, President

Title	Title

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